As filed with the Securities and Exchange Commission on February 17, 2026.

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________________________________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________________________________

RICHTECH ROBOTICS INC.
(Exact name of registrant as specified in its charter)

___________________________________________

Nevada	3569	88-2870106
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2975 Lincoln Rd
Las Vegas, NV 89115
(866) 236-3835

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

___________________________________________

Zhenwu (Wayne) Huang
C/O RICHTECH ROBOTICS INC.
2975 Lincoln Rd,
Las Vegas, NV 89115
(866) 236-3835

(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________________________________

Copies to:

Richard I. Anslow, Esq. Lijia Sanchez, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Tel: (212) 370-1300 Fax: (212) 370-7889

___________________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, Dated February 17, 2026

8,500,000 Shares

RICHTECH ROBOTICS INC.

Class B Common Stock

This prospectus relates to the resale from time to time of up to 8,500,000 shares (the “Shares”) of Class B common stock, par value $0.0001 per share (the “Class B common stock”), of Richtech Robotics Inc., a Nevada corporation (the “Company”), by an institutional investor (the “Investor” or the “Selling Stockholder”), pursuant to a share purchase agreement (the “2026 Purchase Agreement”), which the Company entered into with the Investor, on January 27, 2026. Pursuant to the 2026 Purchase Agreement, the Investor agreed to purchase 8,500,000 shares (the “Shares”) of the Class B common stock at a purchase price of $4.55 per Share, for aggregate gross proceeds of $38,675,000, prior to deducting placement agent’s fees and other offering expenses payable by the Company. The transaction closed on January 29, 2026. We are registering the Shares on behalf of the Selling Stockholder, to be offered and sold by them from time to time. We will not receive any proceeds from the sale of the Shares by the Selling Stockholder in the offering described in this prospectus. The Selling Stockholder, or its transferees, pledgees, donees or other successors in interest, may sell the Shares from time to time in the principal market on which our Class B common stock is traded at the prevailing market prices, at prices related to prevailing market prices or in privately negotiated transactions. The Selling Stockholder may sell any, all or none of the Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder, the purchasers of the Shares, or both. We are registering the Shares pursuant to certain registration rights granted to the Selling Stockholder. The timing and amount of any sale of Shares is within the sole discretion of the Selling Stockholder. We do not know when or in what amount of the Shares the Selling Stockholder may sell its Shares following the effective date of the registration statement of which this prospectus forms a part.

For more information about how the Selling Stockholder may sell its Shares, please see the section entitled “Plan of Distribution” on page 21.

We will pay the expenses of registering the Shares, including legal and accounting fees. All selling and other expenses incurred by a selling stockholder will be borne by the Selling Stockholder. We have agreed to bear all expenses incurred in connection with the registration of the Shares. The Selling Stockholder will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Shares.

Our Class B common stock is currently traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “RR.” On February 17, 2026, the last reported sale price for our Class B common stock was $2.76 per share.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings. Investing in our Class B common stock involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus for a discussion of information that should be considered in connection with an investment in our Class B common stock. See “Prospectus Summary — Emerging Growth Company Status.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2026.

You should rely only on the information contained in this prospectus and in any free writing prospectus prepared by or on behalf of us and delivered or made available to you. Neither we, nor the Selling Stockholder have authorized anyone to provide you with additional or different information. We are offering to sell, and seeking offers to buy, shares of our Class B common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or a free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our Class B common stock. Our business, financial condition, operating results, and prospects may have changed since that date.

For investors outside the United States: Neither we nor Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class B common stock and the distribution of this prospectus outside of the United States.

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources. Some data is also based on our good faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

Trademarks

In our key markets, we have rights to use, or hold, certain trademarks relating to Richtech Robotics Inc. or the respective applications for trademark registration are underway. We do not hold or have rights to any other additional patents, trademarks or licenses, that, if absent, would have had a material adverse effect on our business operations. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

i

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class B common stock. You should read this entire prospectus, including the information incorporated by reference herein, carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended September 30, 2025, before making an investment decision.

In this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our,” “Richtech” and the “Company” refer to Richtech Robotics Inc.

Overview

Richtech is a robotics and artificial intelligence (“AI”) technology company focused on developing advanced embodied AI systems that aims to improve the efficiency and productivity of U.S. businesses. Richtech trains proprietary artificial intelligence models on in-house data to operate advanced robotic systems in the real world. We design, engineer, manufacture, and deploy next generation embodied AI systems to serve a wide range of industries — including food service, retail, industrial manufacturing, automotive, healthcare, and hospitality. Our robots are designed to be user friendly, reliable, and highly customizable, with the goal of driving tangible profit and loss (“P&L”) improvements for our customers.

Our mission is to accelerate the advancement of embodied AI in the United States. We aim to become a robotics “Super-Operator” — i.e. a company operating over one hundred thousand intelligent robots connected through a unified, data-rich AI ecosystem. These robots will perform a wide range of tasks across commercial and industrial environments, from scrubbing floors and packaging deliveries to supporting medical staff in hospitals and staffing factory production lines.

Recent Developments

2026 Private Placement

On January 27, 2026, the Company entered into the 2026 Purchase Agreement with the Selling Stockholder. Pursuant to the 2026 Purchase Agreement, the Company agreed to issue and sell to the Selling Stockholder, and the Selling Stockholder agreed to purchase from the Company, in a private placement (the “2026 Private Placement”), 8,500,000 Shares, at a purchase price of $4.55 per Share, for aggregate gross proceeds of $38,675,000, prior to deducting placement agent’s fees and other offering expenses payable by the Company. The 2026 Private Placement closed on January 29, 2026.

Pursuant to the 2026 Purchase Agreement, for a period commencing upon the signing of the 2026 Purchase Agreement, until 45 days after the effective date of the registration statemen, of which this prospectus forms part (the “Resale Registration Statement”), neither the Company nor any of its subsidiaries shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Class B common stock or Class B common stock equivalents, or (ii) file any registration statement or any amendment or supplement thereto. The restrictions are subject to certain exceptions as described in the 2026 Purchase Agreement. Further, for a period of 15 months following the effective date of the Resale Registration Statement, the Company is also prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its subsidiaries of Class B common stock or Class B common stock equivalents (or a combination of units thereof) involving a Variable Rate Transaction, as defined in the 2026 Purchase Agreement. The 2026 Purchase Agreement also contains customary representations and warranties and agreements and obligations, conditions to closing and termination provisions.

In connection with the Purchase Agreement, on January 27, 2026, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with the investor. Pursuant to the Registration Rights Agreement, the Company will be required to file the Resale Registration Statement with the Securities and Exchange Commission (the “SEC”) to register the Shares for resale. The Company agreed to file the Resale Registration Statement by February 16, 2026, and to have such Resale Registration Statement declared effective within 45 days after January 27, 2026, or 75 days after January 27, 2026, in the event of a “full review” by the SEC. The Company will be obligated to pay liquidated damages to the investors if the Company fails to file the Resale Registration Statement when required or fails to cause the Resale Registration Statement to be declared effective by the SEC when required.

The net proceeds to the Company from the 2026 Private Placement were approximately $36.2 million, after deducting placement agent fees and estimated offering expenses payable by the Company. The Company intends to use the net proceeds for working capital, general corporate purposes, including the further development of our product candidates, and the procurement of inventory, specifically for robotic hardware.

Rodman & Renshaw LLC (“Rodman”) acted as the Company’s exclusive placement agent in connection with the 2026 Private Placement. Pursuant to an engagement letter by and between the Company and Rodman, the Company paid Rodman an aggregate cash fee equal to 6.0% of the gross proceeds of the 2026 Private Placement and agreed to reimburse the Rodman for all reasonable out-of-pocket and non-accountable expenses of up to $100,000 in aggregate.

New Product Launch — Dex Humanoid Robot

October 28, 2025, we announced Dex, our next-generation humanoid robot. Built on the NVIDIA Jetson Thor platform, Dex integrates a comprehensive suite of advanced AI capabilities designed to transform the industrial workforce. With sophisticated perception and manipulation abilities, Dex can interact with and operate in real-world environments, enabling it to perform tasks once considered too complex to automate.

Dex is expected to be deployment-ready for industrial applications by mid-2026, and we anticipate that it will become a significant driver of the company’s future growth.

R&D Collaboration

Subsequent to September 30, 2025, we entered into a non-commercial technology collaboration agreement with Microsoft Corporation through the Microsoft AI Co-Innovation Lab to support the evaluation and development of certain artificial intelligence workflows.

Subsequent Capital Raise — At-The-Market Offering

Subsequent to September 30, 2025, we utilized our at-the-market offering program (the “September ATM”) to issue and sell an aggregate of 15,156,685 shares of Class B common stock, receiving aggregate gross proceeds of $71,622,886.31. A portion of such proceeds was generated through a direct sale of shares to a large institutional investor under the September ATM. We intend to use the proceeds to accelerate the build-out of our RaaS asset fleet.

Charter Amendment

On November 10, 2025, we filed the Articles of Amendment to our Articles of Incorporation, as amended, with the Nevada Secretary of State to effect an increase the number of shares of Class B common stock that we are authorized to issue from 200,000,000 to 1,000,000,000, effective upon filing.

Corporate History and Structure

We were originally founded as Richtech Creative Displays LLC in Nevada in July 2016, and we converted to Richtech Robotics Inc., a Nevada corporation, in June 2022. We completed our initial public offering on November 21, 2023, and shares of our Class B common stock began trading on the Nasdaq Capital Market on November 17, 2023 under the symbol “RR.”

To support our clients in optimizing the use of ADAM robots and enhancing the efficiency of their operations, we established a wholly-owned subsidiary, Alphamax Management LLC (“Alphamax Management”), in June 2024. Alphamax Management provides business management and operational services to help our clients better integrate robots into their workflow. On May 1, 2025, we established Richtech Holdings LLC (“Richtech Holdings”), a wholly owned subsidiary, to hold and manage real estate assets acquired by the Company. On August 20, 2025, we established Richtech Capital LLC (“Richtech Capital”), also a wholly owned subsidiary, to support the potential future scaling of our Robots-as-a-Service (“RaaS”) business by exploring and facilitating financial solutions that may enhance operational flexibility and capital efficiency.

Our Products and Services

Beginning in the fourth quarter of fiscal year 2025, we reorganized our product portfolio and internal teams into three strategic pillars: Commercial, Industrial, and Data Services. The creation of specialized teams will enable us to develop a deeper understanding of market characteristics within specific product niches. Commercial teams will primarily concentrate on advancing the food service, lodging, medical, and event experience markets, while Industrial teams will primarily focus on the manufacturing, warehousing, and automotive sectors. The Data Services team will be primarily focused on providing fundamental R&D support for both Commercial and Industrial product development as well as certain strategic partners. The specialization of expertise provides better operational efficiency when tackling new market verticals and is essential in developing a fundamental understanding of customer environments and formulating clear company strategies. We believe that this new operational structure better positions us to engineer reliable robotic solutions that deliver the results our customers have come to expect.

Beginning in the fourth quarter of fiscal year 2025, we reorganized our product portfolio and internal teams into three strategic pillars: Commercial, Industrial, and Data Services. The creation of specialized teams will enable us to develop a deeper understanding of market characteristics within specific product niches. Commercial teams will primarily concentrate on advancing the food service, lodging, medical, and event experience markets, while Industrial teams will primarily focus on the manufacturing, warehousing, and automotive sectors. The Data Services team will be primarily focused on providing fundamental R&D support for both Commercial and Industrial product development as well as certain strategic partners. The specialization of expertise provides better operational efficiency when tackling new market verticals and is essential in developing a fundamental understanding of customer environments and formulating clear company strategies. We believe that this new operational structure better positions us to engineer reliable robotic solutions that deliver the results our customers have come to expect.

This reorganization also reflects our forward-looking vision for the future of embodied AI. The demand for embodied AI robotic systems spans virtually all sectors of the economy, from commercial to industrial applications. Widespread adoption depends on the strength of the data infrastructure that powers AI training and deployment. Through this approach, Richtech will accelerate the advancement of embodied AI, enable the development of intelligent robotic solutions across industries, and drive the next era of automation.

In addition to the operational re-organization, the Skylark line of robots has been discontinued to refocus resources on products with better long-term profitability. The Medbot line of robots has been discontinued while we develop new robotic technologies to better service the healthcare sector.

We utilize a combination of contract and in-house services to design and manufacture our products.

Commercial Robotic Products

Under the Commercial pillar, the Company offers three primary product lines: the Matradee line of server assistant robots, the ADAM and the Scorpion beverage service robots. These solutions are designed to automate customer-facing commercial environments, with a particular focus on retail and food service applications.

Matradee is our line of restaurant service robots, designed for bussing, serving, hosting, advertising, and entertaining. For example, Matradee will transport food from the kitchen to the table where a waiter can come by and serve the guests. The waiter could then load the Matradee with dirty plates and send it to the dishwashing zone in the kitchen. This keeps the waiter on the floor serving guests and reduces physical stress on the waiter. The robot is designed to operate in narrow and busy environments, navigating around tables and people to get to its destination. Typically, a Matradee can perform over 1,000 deliveries per month in a busy restaurant.

Matradee was designed to have a large carrying capacity and to be able to carry as much food as three to four waiters combined per trip. The robot is engineered to be extremely stable so that it can carry wine glasses and delicate food items without spilling. It can also be used to greet guests at the reception area and lead them to their table. With a battery life of eight to fourteen hours, the Matradee can run for the entire day without taking a break. When multiple robots are deployed in the same space, the robots communicate with each other to coordinate traffic optimally.

We believe that one of the biggest advantages of the Matradee is the ease of deployment and reliability. Standard deployments involving full installation and staff training are typically completed within three to four hours. The robot is not connectivity dependent and can operate fully offline. These features decrease the difficulty of deployments and increase the variety of environments in which the Matradee can be deployed successfully. We believe that this allows more deployments, lower costs, and faster scaling.

The Matradee is currently deployed in restaurants, hotels, casinos, senior living homes, and movie theaters. Many of these businesses have either restaurants or food service operations, so the primary task that the robot performs is delivering food from the kitchen to the tables and bussing dirty dishes back to the kitchen.

ADAM is a dual-arm, AI-powered service robot developed to revolutionize beverage preparation and customer interaction in hospitality and retail environments. Designed for reliability, precision and engagement, ADAM automates the full beverage-making process — from mixing and shaking to espresso extraction — while delivering a captivating, customer-facing experience.

Equipped with advanced vision and control AI, ADAM continuously monitors each beverage it prepares, dynamically adjusting movements and pouring accuracy to ensure consistent, high-quality results. Its coordinated dual-arm design enables complex, human-like motions and multitasking capabilities that traditional automated dispensers cannot replicate.

Beyond efficiency, ADAM could serve as an experiential centerpiece that may attract customers and reinforce brand innovation. Deployed in cafés, hotels and entertainment venues, the robot has already produced many drinks in commercial settings. Its modular architecture is designed to allow for ongoing expansion — such as espresso preparation, touchless ordering, and point-of-sale integration — making it adaptable to a wide range of beverage formats and business models.

By combining robotics, AI, and interactive design, ADAM could empower operators to overcome labor shortages, improve operational consistency, and elevate customer experience. It represents a major component in Richtech’s mission to blend intelligent automation with human-centric service.

Scorpion was developed on the same architecture as ADAM. Scorpion can perform many of ADAM’s AI functions at a lower cost and with a smaller footprint. Additional AI camera systems allow for new features such as gesture and face recognition. These additional features, along with the smaller footprint, are designed to provide a more intimate experience for guests. Scorpion also has the ability to craft a unique cocktail for each customer based on input from the customer (e.g. what mood they are in) and information collected through Scorpion’s sensors. The smaller footprint allows this AI bartender to be deployed in a wider variety of environments. We believe Scorpion provides a more engaging and unique experience for customers while having the ability to significantly improve returns on investments (“ROI”) and affordability for businesses.

Industrial Robotic Products

Under the Industrial pillar, the Company offers the Titan line of high — load-capacity delivery robots, the DUST-E line of autonomous cleaning robots, and the newly introduced Dex humanoid robot designed for light industrial applications. Products in the Industrial category are purpose-built for production and manufacturing environments, with an emphasis on durability, reliability, and heavy-duty operation.

Titan is our line of heavy-duty autonomous mobile robots (“AMR”) delivery focused robots first launched in 2024. Since its debut, the Titan line has become one of the best-selling product families in our indoor delivery and transport category. With the addition of newer configurable models with increased carrying capacity in 2025, the range of applications where Titan can be deployed has expanded significantly. Currently, deployments are primarily focused in retail automotive, warehousing, and manufacturing environments. Units have been deployed across North America, in Canada, the US and Mexico. In fiscal year 2025, Titan broadened our addressable AMR market beyond the hospitality space. We have also continued to improve upon the platform, adding additional sensors to improve navigation and obstacle avoidance in highly complex environments. We are continuing to add additional products to the Titan line as we see a significant expansion opportunity in large industrial manufacturing operations, driven by growing customer demand for automation and increased focus on supply-chain resilience.

DUST-E is our autonomous commercial cleaning robot product line that features two distinct models: the S and the MX models.

The S model is designed for medium sized environments under 100,000 square feet. The primary use case for the S is in open commercial spaces such as lobbies of hotels and more challenging surfaces such as those of restaurants where there may be food debris and spills. The S utilizes a high-power vacuum and multi-roller system designed to support efficient one-pass cleaning performance The S comes with many integrated features, including an automatic charging station, scheduled cleaning functions and high-precision localization that brings down the wall gap to approximately three centimeters.

Future models are expected to include an AI-driven categorization system that adjusts the cleaning routine according to the type and intensity of the soiling being cleaned.

The MX model is our industrial-grade robot capable of cleaning spaces up to 500,000 square feet. Designed with professional cleaning applications, the MX is a floor scrubber tailored to large industrial spaces such as warehouses, factories, large hotel floors, event spaces, schools and universities and department stores. The MX comes in a variety of configurations that accommodate different floor types from bare concrete to more sensitive flooring materials including vinyl tile surfaces Designed for heavy-duty cleaning, the MX comes with a 30-gallon water tank, weighs over 600 pounds and provides a brush pressure of 13.2g/cm2.

Dex is Richtech’s next-generation industrial humanoid robot designed for real-world manufacturing, logistics and material-handling environments. Building on years of experience in deploying robotic platforms, Dex combines the mobility of an autonomous robot with the dexterity of dual robotic arms, creating a versatile solution for industrial automation.

Unlike traditional humanoid designs that prioritize form over function, Dex employs a wheeled base to deliver practical stability, energy efficiency and uptime on factory and warehouse floors. This is designed to enable the robot to navigate safely in shared human environments while performing complex manipulation tasks such as part handling, machine tending, quality inspection and packaging.

At its core, Dex is powered by the latest NVIDIA Jetson Thor module, enabling advanced AI capabilities for real-time perception, motion planning and decision-making. Through our internal AI data training pipeline, Dex learns tasks in simulation before refining its performance in the physical world, accelerating deployment and improving reliability. Its modular architecture supports a range of end-effectors and can evolve over time through over-the-air software updates.

Dex represents the Company’s strategic expansion into humanoid automation, bridging the gap between fixed industrial arms and mobile AMRs. Designed for scalability, safety and integration with existing workflows, we believe Dex provides manufacturers and logistics operators with a tangible path to automation that enhances workforce productivity without replacing human expertise. Dex is expected to be officially launched in early 2026.

Data Services

Under the Data Services pillar, Richtech will be providing data generation services for frontier embodied AI training. We design task environments, operate the robots, collect and standardize the data, and produce high-value datasets that will allow the robots of the future to be smarter, faster, and safer. The addition of Data Services to our product portfolio will support the development of commercial and industrial embodied AI solutions and generate a powerful feedback data loop for foundation-level training to improve general applicability. The existing AI Cloud Platform (ACP) has been incorporated under Data Services and cease to be an independent feature of our business.

Our Industry

The robotics industry’s growth is fueled by existing labor shortages, rising operational costs and increasing adoption of Raas models. Under the RaaS model, the Company provides robotic hardware, AI software, and support services to the end user, and the end user pays monthly over a set contracted term. This offers major benefits to end users as it significantly reduces implementation costs, guarantees warranty and service of the robot, and allows the business to achieve day one ROI. From the Company’s perspective, RaaS accelerates the adoption rate of new technologies, increases the lifetime value of a customer, and provides predictable reoccurring revenue.

Market Opportunities

The primary market for our embodied AI systems lies in business operations where robotics deliver clear advantages in efficiency, reliability, and cost-effectiveness. As labor and material costs continue to rise, organizations are increasingly seeking ways to maintain or expand output using fewer resources. Automation represents a sustainable long-term solution to this challenge, enabling robots to perform essential yet time-consuming tasks at a fraction of the cost of human labor.

Richtech is well-positioned to capitalize on major shifts in the global robotics and automotive sectors. According to a recent report from the market research company Mordor Intelligence, the automotive robotics market is forecasted to exceed $30 billion by 2030, driven by strong adoption of automation in vehicle manufacturing, service and aftermarket operations. Key growth factors include labor shortages, electric-vehicle (“EV”) and autonomous vehicle production demands and an industry-wide focus on efficiency, safety, and quality. Significant opportunities are emerging in retail dealerships, service centers and EV maintenance facilities — areas that strongly align with Richtech’s strengths in autonomous robotics, AI development, and deployment capabilities. We are also expanding our presence within the automotive manufacturing sector.

More broadly, the global robotics market is expected to grow from $64.8 billion today to $375.82 billion by 2035, reflecting a robust Compound Annual Growth Rate (CAGR) of 17.33%, according to a June 16, 2025 article by Research and Markets, a marketing research company. Richtech’s extensive experience in service robotics, its growing presence in retail automotive and industrial manufacturing and its deep expertise in embodied AI training positions the company to capitalize on the accelerating adoption of robotic solutions across the economy. enable

Future Growth Opportunities

Over the past year, our transition to primarily selling recurring revenue generating products under the RaaS and data services models have been successful. RaaS agreements constituted the majority of signed contracts generated in fiscal year 2025. Building on this success, Richtech is looking to continue to expand into new markets as well as growing revenue through our existing customer base. Below are the key components of our growth strategy for the next fiscal year:

Expansion of RaaS Products Offerings

In fiscal year 2025, we actively worked to explore new applications for robotics and expand the addressable market for our solutions. For example, we are engaged in discussions with a top 5 dealership group in the U.S. One of these groups is already under a fully executed master services agreement (“MSA”), and we are actively deploying to new locations. There is now clear demand for physical automation within retail automotive, which we believe is due at least in part to our market education efforts over the course of fiscal year 2025.

As this is a brand-new market for robotics, we believe there are ample opportunities for embodied AI solutions to generate value. Currently, our Titan robots are being deployed to perform parts delivery within the service departments of retail dealerships to improve technician service speed and efficiency. The deployment of this product with our growing customer base has provided us with industry-specific insights, which we are using to actively develop additional products that can bring equal or higher value. Given the existing customer base, we anticipate that the scaling of new product deployments will be straightforward, as we leverage our brand recognition and the advantage of robot inter-operability within our customers’ space. The development of new solutions within Richtech’s market verticals will allow us to quickly ramp up robot installations and recurring revenue.

Continued Exploration of Scalable Applications Within New Markets

Beyond large-scale manufacturing and logistics, the broader potential of embodied AI remains largely underdeveloped. This is particularly evident among mid-sized businesses — organizations that are not large enough to justify heavy capital investment in complex automation, yet face real constraints in scaling to meet growing demand. With our proven expertise in designing versatile robotic platforms, Richtech is uniquely positioned to unlock this untapped market and translate the promise of embodied AI into practical, high-value solutions.

We plan to continue investing in scalable applications across underserved sectors, leveraging our experience in AI-driven robotics to establish market position. Our Dex robot exemplifies this philosophy: a practical, value-driven platform designed for broad applicability beyond traditional AMRs and dual-arm systems.

We envision Dex becoming the preferred solution for labor-dependent workflows — efficient, adaptable across industries, inherently scalable and cost-effective.

Addition of Robotic Data Services

The formalization of Data Services as an independent pillar is to underscore the importance of data expertise in the development of embodied AI solutions. The data expertise and market knowledge that Richtech has built up over the years have been the foundation for the success of our robots in the field. We now aim to extend this expertise to partners developing next-generation embodied AI solutions.

Companies will be able to acquire raw standardized real-world robotics operation datasets of joint trajectories, gripper contact manipulations and more. All data is anchored in the United States to reduce regulatory and security risks. Richtech will be providing the physical-world equivalent of a data pipeline for frontier embodied AI training. We design the task environment, operate the robots, collect and standardize the data and produce high-value datasets that will allow the robots of the future to be smarter, faster, and safer.

Through the performance of data services for strategic partners, Richtech is working to establish itself in embodied AI training and expanding its reach within the AI and robotic ecosystem. We are currently working with some of the most cutting-edge AI companies to develop the basic foundation models that will later be used as the basis for generalized robotic solutions. In addition to being a source of revenue growth, we anticipate that providing data services will cement Richtech as a global AI leader and widen technological moats with our competitors.

Global Expansion Across Key Markets

As part of our long-term growth strategy, we are taking steps to pursue expansion into selected international markets. Through a combination of joint ventures, distributor partnerships and direct sales, we hope to build a strong and scalable presence in these select international markets. These initiatives are currently in various stages of planning and discussions, but no formal agreements have been executed yet.

Our Competitive Strengths

We believe we are one of the current leaders in the embodied AI robotics industry for the following reasons:

•        First Mover Advantage:    The commercial service robotics market has no clearly defined market leader. Our Matradee robot is one of the earliest restaurant service robots to launch in the U.S. market, and we believe we are recognized by customers and competitors as an established brand in several market verticals. Based on our extensive knowledge of the service robotics industry, we believe ADAM to be one of the earliest commercialized humanoid robots in the U.S. that can be utilized to serve both food and beverages in a real-world environment. As a company on the cutting edge, Richtech is often the trailblazer of new and innovative robotic solutions in previously unexplored markets. Being the pioneer for these new markets presents significant first mover advantages such as brand recognition, market share, thought leadership and economies of scale. In many cases, we believe the deployment of our robotic solutions within a customer’s operations locks out competition due to inter-operability issues between different robot vendors.

•        Deployment Experience and Market Knowledge:    The accumulation of experience operating in the U.S. robotics sector gives us an upper hand against new market entrants. Our understanding of market dynamics and operational practices built up over the last several years creates a significant moat between us and our competitors. This knowledge also allows us to be nimble and focus on non-obvious profit centers and verticals. We understand what models work and why they work, allowing our team to build long-term strategic plans with minimized risk. Together with our technological expertise in building and training embodied AI systems, we can execute aggressive expansion plans in nascent markets with relatively low risk.

•        Reliable Technology:    Our advanced AI algorithms provide our robots with what we believe is best-in-class reliability and performance. The combination of advanced sensors and redundant obstacle avoidance protocols makes our robots safe and intelligent. With years of deployment and development experience, we have deep confidence in our ability to reliably deploy robots in real, uncontrolled customer environments. Our expertise in training embodied AI models further strengthens our capacity to create robotic solutions tailored to each customer’s workflow. Together, we believe this experience positions Richtech as a market-defining leader in robotic design and deployment.

•        Broad Product Offerings and Synergies:    Unlike our competitors that only provide one robot or one type of robot, we have a breadth of robotic solutions to deploy depending on a client’s needs. This is advantageous as we can bring in new customers from a variety of different use cases and encourage customers to consider other robotic solutions, providing a holistic approach to our client’s needs. If a hotel client is having difficulty finding servers for their restaurants, they are most likely also experiencing shortages in cleaning staff, front desk staff, room service staff, cooks, greeters, bartenders etc. Having a variety of products not only provides clients with a one-stop-shop for their service robotic needs, it also demonstrates that we are a reliable resource to consult as they approach the general adoption and implementation of robotic solutions across different parts of their business. A broad product offering also opens opportunities for cross-selling and upselling within the same customer base.

•        Enterprise Partnerships:    We have executed MSAs with market leaders in hospitality, retail, and automotive. Our established partnerships with leading companies in the robotics and AI space are a significant competitive advantage. We expect to continue to cultivate relationships with corporate end users and technology leaders to expand the scope of opportunities and resources available to the company.

•        Business Model:    The RaaS model gives Richtech a meaningful competitive advantage by lowering the barriers to adoption and allowing customers to deploy advanced robotics without significant upfront investment. We believe this business model helps us accelerate market penetration, expand our customer base, and ensure predictable long-term revenues. Additionally, continuous data flow from deployed robots enables us to improve performance, anticipate service needs, and deliver higher uptime than competitors relying on traditional sales models. The result is stronger customer retention, higher lifetime value, and a scalable service-driven business that is difficult for new entrants to replicate.

•        Market Coverage:    Richtech provides comprehensive deployment and maintenance services across the continental United States, Canada, Mexico, Puerto Rico, and Hawaii. We have several hundred active deployments in the U.S. alone, complemented by additional installations in Canada, Mexico, and Australia. We are also expanding our global footprint. By increasing our geographic reach and total addressable market, we can accelerate business growth and leverage economies of scale — strengthening our competitive position and improving overall operational efficiency.

•        Data Services: Our ability to generate proprietary training datasets to train robotic systems provides a fundamental advantage over competitors that rely on third-party data sources. This capability not only reduces costs for us, but also enables faster, more agile product development and access to highly targeted training data for specific applications. As a result, we continue to build a competitive moat through superior product performance and intellectual property. For a robotics company, the data is as important as the hardware and AI models themselves.

Our Strategies

As a leading provider of embodied AI robotic solutions, we intend to continue expanding the business by developing, manufacturing and deploying novel products that address the growing need for automation across all key target sectors. The key components to our growth strategy include:

•        Growing our commercial organization:    We plan to continue to expand our sales teams to increase our coverage across specific target verticals. Currently, we are in the process of expanding sales and fulfillment teams specializing in either commercial or industrial applications. Sales teams shall be guided by specific quantitative KPIs and sales goals aimed at maximizing robot deployment quantities. Support and fulfillment teams will continue to be scaled along with the number of deployments, focused on timely delivery and exceptional customer service.

•        Building deep expertise in robotic data generation and AI training:    Deep expertise in robotic data generation and AI training is a strategic imperative. As embodied AI systems become increasingly capable, their performance, reliability and adaptability are determined by the breadth and quality of the data used to train them. With our own data pipelines — from collection to annotation to real world model optimization — we can iterate faster, improve safety and accuracy, and deploy robots that can handle the complex, unstructured environments found across real-world industries.

This data expertise is expected to not only fuel superior product performance but also create a durable competitive edge. It enables the continuous improvement of navigation, manipulation, perception, and decision-making models across our embodied AI platforms. It also allows us to scale new capabilities more efficiently, reduce deployment friction, and rapidly respond to customer needs with AI systems that improve over time. Ultimately, we believe that our data and training positions Richtech as a category-defining player in embodied AI — one able to deliver robots that are more autonomous, more reliable and more valuable to customers across global markets.

•        Establish enterprise partnerships:    We plan to continue to place strong emphasis on forming enterprise relationships in all target sectors as well as building relationships with technology partners. We see enterprise adoption as a key marker towards general market adoption. Cultivating partnerships with AI and other industry partners will be essential in monopolizing industry defining opportunities in the embodied AI space.

•        Expanding our R&D team:    We intend to continue to invest heavily in the technical development of our data pipeline, AI training workflows, and new and more advanced robots. We are actively adding to our technical teams to accelerate development speed. This will allow our robots to be deployed in ever more complex environments and open additional markets for our solutions.

•        Expansion of Humanoid Products:    Dual-arm robotic systems will remain a core strategic focus for the company. The launch of Dex exemplifies Richtech’s commitment to delivering advanced, broadly applicable embodied AI solutions that provide meaningful value in real-world environments. These dual-arm platforms are engineered as versatile AI systems that can be trained to perform customer-specific workflows with a high degree of reliability and precision. By enabling automation in tasks traditionally considered too complex for robotics, they dramatically expand the range of viable applications. We believe that the success of platforms like Dex will unlock an entirely new dimension of capability and impact for embodied AI solutions.

•        Continued Commitment to RaaS:    Our transition to a RaaS business model for the majority of our mainstream robot solutions has been successful. The RaaS model offers a more flexible, cost-effective, and scalable solution compared to outright robot purchases, making it the smarter choice for both Richtech and our customers. RaaS creates a predictable, recurring revenue stream rather than relying on sporadic, high-stakes sales cycles. This subscription-based model supports long-term planning, reduces reliance on constantly finding new customers, and fosters lasting customer relationships that drive loyalty and feedback loops for product improvement.

In industries with evolving needs, such automotive dealerships, RaaS aligns exceptionally well with goals of both the customer and the provider, transforming robotics from a one-time transaction into a sustainable and profitable partnership. Through these partnerships, we plan to deepen our understanding of the markets we serve and develop new high-value solutions that are tailored to customer needs. In the long run, we believe this approach will enhance the value of our robotic solutions, enabling us to create an integrated ecosystem that addresses broader business challenges and delivers greater value to our customers.

•        Launch and scale our robotics franchise brand:    Our first robotic franchise location opened in early 2025 in Las Vegas for our Clouffee & Tea Robotic restaurant brand. We have identified several additional sites and are preparing to open more stores through a combination of corporate-owned and franchise-operated locations. All restaurant operations will be done through our subsidiary hospitality management company, Alphamax Management. A robotics-based restaurant business aims to address the two biggest challenges facing franchisees of traditional restaurants today, which are labor and quality consistency. This opens the way for a wide variety of scalable businesses based on the ADAM and Scorpion system. We expect the robotic restaurant business will continue to generate recurring revenue. In 2025, Alphamax Management generated approximately $602 thousand in revenue from restaurant operations.

See the section entitled “Business — Our Strategies” included in our Annual Report on Form 10-K for the year ended September 30, 2025 for more details.

Intellectual Property

We rely on a combination of federal, state, and common law rights, including patent, copyright, trademark, and trade secret laws, to protect our proprietary robotics hardware, software, and brand identity. We currently have five issued U.S. patents and three pending U.S. patent applications. We also maintain five U.S. trademark registrations and have one U.S. trademark applications pending, covering our corporate name and key product marks. In addition, we rely on trade secrets and proprietary know-how, which we protect through confidentiality agreements with employees, contractors, and business partners. See the section entitled “Business — Intellectual Property” included in our Annual Report on Form 10-K for the year ended September 30, 2025 for more details.

Summary of Risks

Our business is subject to a number of risks and uncertainties. These risks are discussed more fully in “Risk Factors” included elsewhere in this prospectus and in the section titled “Risk Factors” included in our Annual Report on Form 10-K for the year ended September 30, 2023. Before you make a decision to invest in our Class B common stock, you should carefully consider all of those risks including the following:

Risks Related to Our Industry and Business

•        We operate in an emerging market, which makes it difficult to evaluate our business and prospects. If markets for service robotics develop more slowly than we expect, or long-term end-customer adoption rates and demand are slower than we expect, our operating results and growth prospects could be harmed.

•        We operate in an emerging industry that is subject to rapid technological change and will experience increasing competition.

•        Our business plans require a significant amount of capital. Future capital needs may require us to sell additional equity or debt securities that may dilute its stockholders.

•        We have limited experience in operating our robots in a variety of environments. Unforeseen safety issues with our products could result in injuries to people which could result in adverse effects on our business and reputation.

•        We currently have and target many customers, suppliers and production counterparties that are large corporations with substantial negotiating power, exacting product, quality and warranty standards and potentially competitive internal solutions. If we are unable to sell our products to these customers or are unable to enter into agreements with customers, suppliers and production counterparties on satisfactory terms, our prospects and results of operations will be adversely affected.

•        We must successfully manage product introductions and transitions in order to remain competitive.

•        Our international expansion plans, if implemented, will subject us to a variety of risks that may harm our business.

•        We continue to implement strategic initiatives designed to grow our business. These initiatives may prove costlier than we currently anticipate and we may not succeed in increasing our revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability.

Risks Related to Our Intellectual Property

•        If we fail to protect or enforce our intellectual property or proprietary rights, our business and operating results could be harmed.

•        In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, designs, experiences, work flows, data, processes, software and know-how.

•        Under a certain number of our agreements, we are required to provide indemnification in the event our technology causes harm to third parties.

Risks Related to Compliance

•        We may become subject to new or changing governmental regulations relating to the design, manufacturing, marketing, distribution, servicing, or use of its products, and a failure to comply with such regulations could lead to withdrawal or recall of our products from the market, delay our projected revenues, increase cost, or make our business unviable if it is unable to modify its products to comply.

•        We may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on our profitability and financial position.

•        We are subject to, and must remain in compliance with, numerous laws and governmental regulations across various jurisdictions concerning the manufacturing, use, distribution and sale of our products.

General Risks Associated with Our Company

•        Our limited operating history and evolving business make it difficult to evaluate our current business and future prospects.

•        If we were to lose the services of members of our senior management team, we may not be able to execute our business strategy.

•        We may pursue acquisitions, which involve a number of risks, and if we are unable to address and resolve these risks successfully, such acquisitions could harm our business.

•        Our ability to effectively manage our anticipated growth and expansion of our operations will also require us to enhance our operational, financial and management controls and infrastructure, human resources policies and reporting systems. These enhancements and improvements will require significant capital expenditures and allocation of valuable management and employee resources.

•        We are an “emerging growth company,” and will be able take advantage of reduced disclosure requirements applicable to “emerging growth companies,” which could make our Class B common stock less attractive to investors.

•        We have identified a material weakness in our internal control over financial reporting as of September 30, 2025. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

•        We incur significantly increased costs as a result of and devote substantial management time to operating as a public company.

•        Our management has limited experience in operating a public company.

Risks Related the Ownership of Our Class B Common Stock

•        An active trading market for our Class B common stock may not develop or be sustained.

•        The market price and trading volume of our Class B common stock may continue to be highly volatile, which could lead to a loss of all or part of a stockholder’s investment.

•        The dual-class structure of our common stock has the effect of concentrating voting power, which may limit your ability to influence the outcome of important transactions, including a change in control.

•        The dual-class structure of our common stock may adversely affect the trading market for our Class B common stock.

•        There can be no assurance that we will continue to be able to comply with the continued listing standards of Nasdaq.

•        Our directors, executive officers and principal stockholders have substantial control over us and could delay or prevent a change of corporate control.

Risks Related to this Offering

•        FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our Class B common stock.

•        The sale or the anticipation of the sale by the Selling Stockholder may have an adverse effect upon the market price of our Class B common stock.

•        Investors who buy shares at different times will likely pay different prices.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies. These provisions include, but are not limited to:

•        being permitted to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

•        an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•        reduced disclosure about executive compensation arrangements in our periodic reports, registration statements, and proxy statements; and

•        exemptions from the requirements to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition, the JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are not choosing to “opt out” of this provision. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (ii) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities and (iv) the end of any fiscal year in which the market value of our Class B common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year. We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Implication of Being a Controlled Company

Our co-founder and Chief Executive Officer, Zhenwu (Wayne) Huang, beneficially owns 30,308,000 shares of Class A common stock (the “Class A common stock”) and 220,000 shares of Class B common stock as of February 17, 2026, representing approximately 52% of the total voting power of our issued and outstanding shares of common stock. As a result, we are a “controlled company” as defined under the Nasdaq Stock Market Rules, because Zhenwu (Wayne) Huang holds more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements.

Principal Offices

Our principal executive offices are located at 2975 Lincoln Rd, Las Vegas, NV 89115. Our telephone number is (866) 236-3835. Our website address is www.richtechrobotics.com. The information contained on, or that can be accessed through, our website or any other website is not a part of this prospectus.

THE OFFERING

Class B common stock offered by the Selling Stockholder	8,500,000 shares.
Class B common stock outstanding immediately before this offering	175,161,127 shares.
Class B common stock to be outstanding immediately after this offering (assuming all of the shares offered in this offering have been issued and sold)	183,661,127 shares.(1)
Use of proceeds	We will not receive any proceeds from the sale of the shares of Class B common stock held by the Selling Stockholder being registered in this prospectus.
Risk Factors

You should carefully read the “Risk Factors” section, together with all of the other information included in or incorporated by reference, in this prospectus before deciding whether to invest in our Class B common stock.

Nasdaq symbol	“RR.”

____________

(1)      The number of shares of Class B common stock to be outstanding after this offering is based on 175,161,127 shares of our Class B common stock outstanding as of January 20, 2026.

RISK FACTORS

An investment in our Class B common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, as well as the risks set forth under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2025, which is incorporated by reference herein. You should also refer to the other information contained in this prospectus and the documents incorporated by reference herein, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended September 30, 2025, before making a decision to invest in our Class B common stock. Our business, operating results, financial condition, or prospects could be materially and adversely affected by any of these risks and uncertainties. If any of these risks actually occurs, the trading price of our Class B common stock could decline and you might lose all or part of your investment. Our business, operating results, financial performance, or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material.

Risks Related to This Offering

Sales or the anticipation of sales of our Class B common stock by the Selling Stockholder could affect the market price of our Class B common stock.

The Selling Stockholder may sell or otherwise engage in transactions with respect to their Class B common stock as described in “Plan of Distribution.” The sale or the anticipation of the sale by the Selling Stockholder of Class B common stock may have a negative impact on the market for and market price of our Class B common stock.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our Class B Common Stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Class B common stock, which may have the effect of reducing the level of trading activity in our Class B common stock. As a result, fewer broker-dealers may be willing to make a market in our Class B common stock, reducing a stockholder’s ability to resell shares of our Class B common stock.

Investors who buy shares at different times will likely pay different prices.

The Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and thus may experience different levels of dilution and outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering because of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering.

CAUTIONARY NOTE AND FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in our “Prospectus Summary” and “Use of Proceeds” sections in this prospectus and “Risk Factors,” “Management Discussion and Analysis of Financial Condition and Result of Operations,” and “Business” sections in our Annual Report on Form 10-K for the year ended September 30, 2025, which is incorporated by reference herein. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words.

Our operations and business prospects are always subject to risks and uncertainties including, among others:

•        Our ability to secure raw materials and components to manufacture sufficient quantities of robots to match demand;

•        Our ability to secure enterprise clients and deals in the face of growing competition;

•        Assumptions around the speed of robotic adoption in service environments;

•        Assumptions relating to the size of the market for our products and services;

•        Unanticipated regulations of robots and automation that add barriers to adoption and have a negative effect on our business;

•        Our ability to obtain and maintain intellectual property protection for our products;

•        Investigations, claims, disputes, enforcement actions, litigation and/or other regulatory or legal proceedings, including with respect to our intellectual property and our technology;

•        Level of product service failures that could lead our customers to use competitors’ services;

•        Our estimates of expenses, future revenue, capital requirements and our needs for, or ability to obtain, additional financing

•        Our ability to procure inventory and components from China may be affected by geopolitical tensions, conflict, tariffs, trade restrictions, public health issues, and other business interruptions;

•        The possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

•        Other risks and uncertainties described under the sections titled “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the year ended September 30, 2025.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention to do so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

Unless the context requires otherwise, references in this prospectus to “we,” “us,” “our,” “our company,” “the Company,” “Richtech” or similar terminology refer to Richtech Robotics Inc., including its consolidated subsidiaries.

USE OF PROCEEDS

This prospectus relates to shares of Class B common stock that may be offered and sold from time to time by the Selling Stockholder. We will receive none of the proceeds from the sale of Class B common stock by the Selling Stockholder in this offering.

DETERMINATION OF THE OFFERING PRICE

The Selling Stockholder will offer shares of our Class B common stock at the prevailing market prices or at privately negotiated prices. The offering price of our Class B common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our Class B common stock may not trade at the market prices in excess of the offering prices for Class B common stock in any public market, will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for our Class B common stock.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Price for our Common Stock

Our Class B common stock is listed on the Nasdaq Capital Market under the symbol “RR.” The last reported sales price of our Class B common stock on Nasdaq on February 17, 2026, was $2.76 per share.

Holders

As of February 17, 2026, there were 18 holders of record of our Class B common stock.

Dividend Policy

We have never paid or declared any cash dividends on our Class B common stock. We may pay dividends in the future if the Company realizes good profits and the board of directors determines that dividends are advisable, taking into account the Company’s financial and development needs. However, we may instead retain any future earnings to finance the operation, development and expansion of our business, and we may not declare or pay any dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, business prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

Under NRS 78.288, the directors of a corporation may authorize, and the corporation may make, distributions (including cash dividends) to stockholders, but no such distribution may be made if, after giving it effect:

•        the corporation would not be able to pay its debts as they become due in the usual course of business; or

•        the corporation’s total assets would be less than the sum of (x) its total liabilities plus (y) the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

The NRS prescribes the timing of the determinations above depending on the nature and timing of payment of the distribution. For cash dividends paid within 120 days after the date of authorization, the determinations above must be made as of the date the dividend is authorized. When making their determination that a distribution is not prohibited by NRS 78.288, directors may consider:

•        financial statements prepared on the basis of accounting practices that are reasonable in the circumstances;

•        a fair valuation, including, but not limited to, unrealized appreciation and depreciation; and/or

•        any other method that is reasonable in the circumstances.

SELLING STOCKHOLDERS

This prospectus covers the resale by the Selling Stockholder of up to an aggregate of 8,500,000 shares of Class B common stock issuable pursuant to the Purchase Agreement.

The Selling Stockholder may dispose of the shares covered by this prospectus from time to time at such prices as it may choose. The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our Class B common stock held by the Selling Stockholder and the percentage owned by the Selling Stockholder.

				After Sale of Shares in Offering
Name	Shares Beneficially Owned Prior to Offering		Shares Being Sold in this Offering	Shares Beneficially Owned	Percent of Outstanding Shares of Common Stock
Davidson Kempner Capital Management LP(1)	8,500,000	(2)	8,500,000	—	—

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(1)      Consists of an aggregate of 8,500,000 shares of Class B common stock held by M.H. Davidson & Co. and Davidson Kempner Arbitrage, Equities and Relative Value LP (the “funds”). The business address for Davidson Kempner Capital Management LP (“DKCM”) is 9 W. 57th St., 29th Floor, New York, NY 10019. DKCM is a Delaware limited partnership and a registered investment adviser with the SEC and is responsible for the voting and investment decisions of the funds. DKCM GP LLC, a Delaware limited liability company, is the general partner of DKCM. The partners of DKCM are Anthony A. Yoseloff, Conor Bastable, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris, Suzanne K. Gibbons, Gregory S. Feldman, Melanie Levine, James Li, Michael Chiaramonte, Sona Gohel, Jeffrey Hurwitz and Andrew Tan. Anthony A. Yoseloff, through DKCM, is responsible for the voting and investment decisions relating to the securities reported herein, and each of the foregoing, other than funds covered hereby, disclaims any beneficial ownership of such securities except to the extent of any pecuniary interest therein.

(2)      Represents the 8,500,000 Shares issued to the Selling Stockholder pursuant to the 2026 Purchase Agreement.

PLAN OF DISTRIBUTION

The Selling Stockholder and its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        settlement of short sales;

•        in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        a combination of any such methods of sale; or

•        any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities covered hereby, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions it assumes. The Selling Stockholder may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Any broker-dealer or agent that is involved in selling the securities may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealer or agent and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the Selling Stockholder is deemed an underwriter within the meaning of the Securities Act, the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that the Selling Stockholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

We have agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and are informing the Selling Stockholder of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SHARES ELIGIBLE FOR FUTURE SALE

Market sales of shares of our Class B common stock after this offering and from time to time, and the availability of shares for future sale, may reduce the market price of our Class B common stock. Sales of substantial amounts of our Class B common stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our Class B common stock and could impair our future ability to obtain capital, especially through an offering of equity securities. After the effective date of the registration statement of which this prospectus is a part, all of the shares registered in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, unless the shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act.

LEGAL MATTERS

The validity of the issuance of the Class B common stock offered by us in this offering will be passed upon for us by Fennemore Craig, P.C.

EXPERTS

Our audited consolidated financial statements as of September 30, 2025 and 2024, and for the two years then ended have been incorporated by reference into this prospectus and the registration statement of which it forms a part in reliance upon the report of Bush & Associates CPA, independent registered public accounting firm and upon the report of such firm given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class B common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the Class B common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete, please see the copy of the contract or document that has been filed for the complete contents of that contract or document. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be reviewed for the complete contents of these contracts and documents. A copy of the registration statement and its exhibits may be obtained from the SEC upon the payment of fees prescribed by it. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and periodic and current reporting requirements of the Exchange Act, and in accordance therewith, file periodic and current reports, proxy statements and other information with the SEC. The registration statement, such periodic and current reports and other information can be obtained electronically by means of the SEC’s website at www.sec.gov.

We also maintain a website at www.richtechrobotics.com. you may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained in, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this document. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial registration statement, as amended, and prior to effectiveness of the registration statement, and (2) after the date of this prospectus and prior to the termination of this offering. Such information will automatically update and supersede the information contained in this prospectus and the documents listed below:

(a)     Our Annual Report on Form 10-K for the year ended September 30, 2025 filed with the SEC on January 20, 2026;

(b)    Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2025 filed with the SEC on February 12, 2026; and

(b)    Our Current Reports on Form 8-K filed with the SEC on October 1, 2025, November 4, 2025, November 17, 2025, December 5, 2025 and January 30, 2026.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed to be incorporated by reference into the prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Notwithstanding the foregoing, information that we elect to furnish, but not file, or have furnished, but not filed, with the SEC in accordance with SEC rules and regulations is not incorporated into this registration statement, shall not be deemed “filed” under the Securities Act, and does not constitute a part hereof.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting our corporate headquarters at the following address: 2975 Lincoln Rd, Las Vegas, NV 89115, Attn: Zhenqiang (Michael) Huang, or by calling (866) 236-3835 or at the following email address: ir@richtechrobotics.com. We maintain a website at www.richtechrobotics.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our Class B common stock. These purchasers will purchase our Class B common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

8,500,000 Shares

RICHTECH ROBOTICS INC.

Class B common stock

_______________________________

RESALE PROSPECTUS

_______________________________

____________, 2026

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions and non-accountable expense allowance) payable by us in connection with the registration of the common stock offered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq initial listing fee, the amounts set forth below are estimates.

SEC registration fee	$1,173.85
Accounting fees and expenses	$6,000
Legal fees and expenses	$100,000
Total	$107,173.85

Item 14. Indemnification of Directors and Officers

The Company’s second amended and restated articles of incorporation and second amended and restated bylaws limit the directors’ liability and may indemnify directors and officers to the fullest extent permitted under the Nevada Revised Statutes (“NRS”) NRS 78.7502-NRS 78.751.

Nevada law, NRS 78.138, provides that the Company’s directors and officers will not be personally liable to us, our stockholders or our creditors for damages for any act or omission in his or her capacity as a director or officer other than in circumstances where the director or officer breaches his or her fiduciary duty to us or our stockholders and such breach involves intentional misconduct, fraud or a knowing violation of law and the trier of fact determines that the presumption that he or she acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, or with respect to payment of dividends in violation of the NRS. While Nevada law allows the articles of incorporation of a corporation to provide for greater liability of the corporation’s directors and officers, our second amended and restated articles of incorporation does not provide for greater liability of our officers and directors than is provided under Nevada law.

Nevada law allows a corporation to indemnify officers and directors for actions pursuant to which a director or officer either would not be liable pursuant to the limitation of liability provisions of Nevada law or where he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests, and, in the case of an action not by or in the right of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

As permitted by Nevada law or our second amended and restated articles of incorporation, our second amended and restated bylaws (a) include provisions that eliminate the personal liability of our directors or officers for damages resulting from certain breaches of fiduciary duties as a director or officer; (b) require the Company to indemnify and hold harmless any officer or director against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the indemnitee in connection with any threatened, pending, or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the company), whether civil, criminal, administrative, or investigative; and (c) require us to advance expenses of the indemnitee as such expenses are incurred upon receipt of an undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.

The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover damages against a director or officer for breach of fiduciary duties as a director or officer. In addition, the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or recession.

We have obtained a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances to private placement investors was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering. No underwriters were involved in these issuances of securities.

Convertible Notes

In November and December 2022, we issued nine promissory notes to nine investors, in an aggregate principal amount of $1,400,000, for the provision of consulting, advisory and technical support services to our Company. The Convertible Notes each bear an interest of 16% per annum and have a maturity date of 18 months after issuance. On December 17, 2022, we amended the Convertible Notes and entered into promissory note conversion agreements with each Convertible Note holder, pursuant to which the outstanding balance of principal and accrued interest of each Convertible Note were converted into an aggregate of 9,231,000 shares of Class B common stock. On June 25, 2023, each of the holders of the Convertible Notes agreed to waive any registration rights in connection with their Conversion Shares. Pursuant to the terms of the Convertible Notes, if the Company is unable to fulfill a completion of a minimum $15,000,000 initial public offering of its securities and listing of its common stock for trading on Nasdaq or other national securities exchange no later than the Maturity Date, each holder will have an option, exercisable for a period of 90 days after the Maturity Date, to sell the Conversion Shares back to the Company at an aggregate price equal to the principal amount of each Convertible Note and all interest accrued thereon, and such sale shall occur no later than ten business days after the Company’s receipt of such notice from each holder. On October 27, 2023, seven of the original holders of the Convertible Notes and the converted shares transferred their respective shares to each of seven new investors. Each of the transferees agreed to the terms of the Waiver.

Pre-IPO Private Placement

In June and July 2023, we entered into share purchase agreements with twelve accredited investors for the issuance of an aggregate of 166,000 shares of Class B common stock, at $5.00 per share. Each of the investors will agree to a 180 day lock-up with respect to such shares prior to the completion of this offering. The Private Placement Shares are not subject to registration rights. The number of Private Placement Shars issued to each investor is set forth below:

Name of Holder	Number of Shares	Class of Common Stock	Date of Issuance
Thanh Chi Nguyen	100,000	Class B common stock	6/8/2023
The Jenkins Family Trust	5,000	Class B common stock	6/12/2023
Jerry L. Marti	25,000	Class B common stock	6/26/2023
Greg Meagher	5,000	Class B common stock	6/27/2023
Joseph Walker and Kimberly Spight Walker	2,000	Class B common stock	6/28/2023
The Zeno Family Trust	5,000	Class B common stock	6/28/2023
Theresa Wilson-McCray	2,000	Class B common stock	6/28/2023
Jae H. Lim, Jr.	10,000	Class B common stock	7/27/2023
Jessica M. Alexander	2,000	Class B common stock	7/28/2023
Richard On	2,500	Class B common stock	7/30/2023
Chinese Restaurant Foundation	5,000	Class B common stock	7/30/2023
Alex Pang	2,500	Class B common stock	7/30/2023

Standby Equity Purchase Agreement

On February 15, 2024, we entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd. (the “Investor”), pursuant to which the Investor agreed to purchase up to $50 million of the Company’s shares of Class B common stock over the course of 24 months after the date of the SEPA. The price of shares to be issued under the SEPA will be 96% of the lowest volume weighted average price (the “VWAP”) of the Company’s Class B common stock for the three trading days immediately following the delivery of each Advance notice by the Company

(the “Pricing Period”). Each issuance and sale by the Company to the Investor under the SEPA (an “Advance”) is subject to a maximum amount equal to 100% of the daily trading volume of the Company’s Class B common stock, as reported by Bloomberg L.P., during the five trading days immediately preceding an Advance notice.

With respect to each Advance, the Company has the option to notify the Investor of a minimum acceptable price (“MAP”) by specifying the amount within an Advance notice. During any trading day within a Pricing Period, two conditions will trigger an automatic reduction to the amount of the Advance by one-third: either (i) the VWAP of the Class B common stock is below the MAP specified in the Advance notice, or (ii) there is no VWAP available (each such day, an “Excluded Day”). On each Excluded Day, an automatic one-third reduction is applied to the specified Advance amount in the Advance notice and that day will be excluded from the Pricing Period.

Each Advance is subject to certain limitations, including that the Investor cannot purchase any shares that would result in it beneficially owning more than 4.99% of the Company’s outstanding voting power of number of shares of Class B common stock at the time of an Advance or acquiring more than 19.99% of the Company’s outstanding shares of Class B common stock as of the date of the SEPA (the “Exchange Cap”). The Exchange Cap will not apply under certain circumstances, including, where the Company has obtained stockholder approval to issue in excess of the Exchange Cap in accordance with the rules of Nasdaq or such issuances do not require stockholder approval under Nasdaq’s “minimum price rule.”

The SEPA will terminate automatically on the earlier of February 16, 2025 or when the Investor has purchased an aggregate of $50 million of the Company’s shares of Class B common stock. The Company has the right to terminate the SEPA upon five trading days’ prior written notice to the Investor, subject to certain conditions.

The Company paid a subsidiary of the Investor a structuring fee in the amount of $25,000 and in April 2024, issued to the Investor 259,350 shares of Class B common stock (the “Commitment Shares”) as a commitment fee. The Company and the Investor made certain representations and warranties to each other that are customary for transactions similar to this one, subject to specified exceptions and qualifications. Each of the Company and the Investor also agreed to indemnify the other.

The foregoing descriptions of the SEPA and the Registration Rights Agreement and the transactions contemplated thereby are qualified in their entirety by reference to the full text of the SEPA and the Registration Rights Agreement, copies of which are attached hereto as Exhibits 10.0 and 4.11, respectively, each of which is incorporated herein in its entirety by reference.

Inducement Warrants

On February 10, 2025, the Company entered into a warrant exercise inducement offer letter (the “Inducement Letter”) with a holder (the “Holder”) of its existing common stock warrants exercisable for an aggregate of 2,699,797 shares of its Class B common stock (collectively, the “Existing Warrants”), to exercise its Existing Warrants at the existing exercise price of $1.35 per share, in exchange for the Company’s agreement to issue new common stock warrants to purchase 2,699,797 shares of Class B common stock at an exercise price per share of $4.00 (the “Inducement Warrants”). The aggregate gross proceeds from the exercise of the Existing Warrants were approximately $3,644,726, before deducting financial advisory fees. In consideration for the immediate exercise of the Existing Warrants for cash, the Holder received the Inducement Warrants in a private placement. The Inducement Warrants have an exercise price of $4.00 per share, are immediately exercisable and will be exercisable for five years from the date of issuance.

2026 Private Placement

On January 27, 2026, the Company entered into the 2026 Purchase Agreement with the Selling Stockholder. Pursuant to the 2026 Purchase Agreement, the Company agreed to issue and sell to the Selling Stockholder, and the Selling Stockholder agreed to purchase from the Company, in the 2026 Private Placement, 8,500,000 Shares, at a purchase price of $4.55 per Share, for aggregate gross proceeds of $38,675,000, prior to deducting placement agent’s fees and other offering expenses payable by the Company. The 2026 Private Placement closed on January 29, 2026.

Pursuant to the 2026 Purchase Agreement, for a period commencing upon the signing of the 2026 Purchase Agreement, until 45 days after the effective date of the registration statemen, of which this prospectus forms part, neither the Company nor any of its subsidiaries shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Class B common stock or Class B common stock equivalents, or (ii) file any registration statement or any amendment or supplement thereto. The restrictions are subject to certain exceptions as described in the 2026 Purchase Agreement. Further, for a period of 15 months following the effective date of the Resale Registration Statement, the Company is also prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its subsidiaries of Class B common stock or Class B common stock equivalents (or a combination of units thereof) involving a Variable Rate Transaction, as defined in the 2026 Purchase Agreement. The 2026 Purchase Agreement also contains customary representations and warranties and agreements and obligations, conditions to closing and termination provisions.

In connection with the Purchase Agreement, on January 27, 2026, the Company also entered into the Registration Rights Agreement with the investor. Pursuant to the Registration Rights Agreement, the Company will be required to file the Resale Registration Statement with the SEC to register the Shares for resale. The Company agreed to file the Resale Registration Statement by February 16, 2026, and to have such Resale Registration Statement declared effective within 45 days after January 27, 2026, or 75 days after January 27, 2026, in the event of a “full review” by the SEC. The Company will be obligated to pay liquidated damages to the investors if the Company fails to file the Resale Registration Statement when required or fails to cause the Resale Registration Statement to be declared effective by the SEC when required.

The net proceeds to the Company from the 2026 Private Placement were approximately $36.2 million, after deducting placement agent fees and estimated offering expenses payable by the Company. The Company intends to use the net proceeds for working capital, general corporate purposes, including the further development of our product candidates, and the procurement of inventory, specifically for robotic hardware.

Rodman acted as the Company’s exclusive placement agent in connection with the 2026 Private Placement. Pursuant to an engagement letter by and between the Company and Rodman, the Company paid Rodman an aggregate cash fee equal to 6.0% of the gross proceeds of the 2026 Private Placement and agreed to reimburse the Rodman for all reasonable out-of-pocket and non-accountable expenses of up to $100,000 in aggregate.

Item 16. Exhibits and Financial Statement Schedules:

Exhibit No.	Description
3.1	Second Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 in the Company’s Current Report on Form 8-K, filed with the SEC on November 22, 2023).
3.2

Articles of Amendment to Articles of Incorporation of Richtech Robotics Inc. (Incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the Commission on November 17, 2025).

3.3	Second Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.3 in the Company’s Annual Report on Form 10-K for the year ended September 30, 2023, filed with the SEC on January 11, 2024).
4.1

Specimen Class B Common Stock Certificate (Incorporated by reference to Exhibit 4.1 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).

4.2	Form of Underwriter Warrant (Incorporated by reference to Exhibit 4.1 in the Company’s Current Report on Form 8-K, filed with the SEC on November 22, 2023).
4.3	Form of Pre-Funded Warrant (Incorporated by reference to Exhibit 4.1 in the Company’s Current Report on Form 8-K, filed with the SEC on September 5, 2024).
4.4	Form of Common Warrant (Incorporated by reference to Exhibit 4.2 in the Company’s Current Report on Form 8-K, filed with the SEC on September 5, 2024).
4.5	Form of Placement Agent Warrant (Incorporated by reference to Exhibit 4.3 in the Company’s Current Report on Form 8-K, filed with the SEC on September 5, 2024).
4.6	Form of Inducement Warrant (Incorporated by reference to Exhibit 4.1 in the Company’s Current Report on Form 8-K, filed with the SEC on February 11, 2025).
5.1*	Opinion of Fennemore Craig, P.C.
10.1#

Letter of Intent, dated as of October 16, 2024, by and between Richtech Robotics Inc. and Ghost Kitchens America (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed with the SEC on October 22, 2024).

Exhibit No.	Description
10.2	Form of Invention Assignment Agreement (Incorporated by reference to Exhibit 10.4 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).
10.3

Form of Stock Purchase Agreement (Pre-IPO Private Placement) (Incorporated by reference to Exhibit 10.5 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).

10.4

Second Amended and Restated Richtech Robotics, Inc. 2023 Stock Option Plan (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Commission on November 17, 2025).

10.5	Form of Stock Option Agreement (Incorporated by reference to Exhibit 10.7 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).
10.6	Form of Stock Purchase Agreement (Incorporated by reference to Exhibit 10.8 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).
10.7

Employment Agreement between the Company and Zhenwu Huang (Incorporated by reference to Exhibit 10.9 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).

10.8

Employment Agreement between the Company and Zhenqiang Huang (Incorporated by reference to Exhibit 10.10 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).

10.9

Employment Agreement between the Company and Phil Zheng (Incorporated by reference to Exhibit 10.11 in the Company’s Registration Statement on Form S-1/A (File No. 333-273628), filed with the SEC on November 1, 2023).

10.10

Standby Equity Purchase Agreement, dated February 15, 2024, by and between the Company and YA II PN, Ltd. (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed with the SEC on February 21, 2024).

10.11

Letter Agreement, dated March 14, 2024, by and between the Company and YA II PN, Ltd. (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed with the SEC on March 15, 2024).

10.12	Form of Securities Purchase Agreement (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed with the SEC on September 5, 2024).
10.13	Form of Inducement Letter (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed with the SEC on February 11, 2025).
10.14

Purchase and Sale Agreement, dated April 8, 2025, by and between the Company and L & R Investment LLC (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed with the SEC on April 14, 2025).

10.15

Product Sales and Technical Services Agreement, dated as of June 24, 2025, by and between Boyu Artificial Intelligence (Beijing) Technology Co., Ltd. and Beijing Kaiwu Tongchuang Technology Development Co., Ltd (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed with the SEC on June 30, 2025).

10.16	Master Services Agreement, dated August 21, 2025 (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed with the SEC on August 25, 2025).
10.17

At the Market Offering Agreement, dated August 28, 2025, by and among the Company and Rodman & Renshaw LLC and H.C. Wainwright & Co., LLC (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed with the SEC on August 28, 2025).

10.18

At the Market Offering Agreement, dated September 23, 2025, by and among the Company, Rodman & Renshaw LLC and H.C. Wainwright & Co., LLC (Incorporated by reference to Exhibit 10.1 in the Company’s Registration Statement on Form S-3ASR, filed with the SEC on September 24, 2025).

10.19	Form of Securities Purchase Agreement (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed with the SEC on January 30, 2026).
10.20	Form of Registration Rights Agreement (Incorporated by reference to Exhibit 10.2 in the Company’s Current Report on Form 8-K, filed with the SEC on January 30, 2026).
21	Subsidiaries of the Company (Incorporated by reference to Exhibit 21 in the Company’s Annual Report on Form 10-K, filed with the SEC on January 20, 2026).

Exhibit No.	Description
23.1*	Consent of Bush & Associates CPA, Independent Registered Public Accounting Firm
23.2*	Consent of Fennemore Craig, P.C. (included as part of Exhibit 5.1 hereto).
24.1*	Power of Attorney (included on the signature page of this Registration Statement).
107*	Filing Fee Table.

____________

*        Filed herewith.

†        Denotes management compensation plan or contract.

#        Certain portions of this exhibit have been omitted because the omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(b)    Financial Statement Schedules. Financial statement schedules are omitted because the required information is not applicable, not required or included in the financial statements or the Convertible Notes thereto included in the prospectus that forms a part of this registration statement.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof..

(7)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue..

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on the 17th day of February, 2026.

RICHTECH ROBOTICS INC.
By:	/s/ Zhenwu Huang
Zhenwu Huang
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Zhenqiang Huang and Phil Zheng and each of them acting singly, his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign (1) any and all amendments (including post-effective amendments) to this Registration Statement, and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission or any other regulatory authority, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date
/s/ Zhenwu Huang	Chief Executive Officer and Director	February 17, 2026
Zhenwu Huang	(Principal Executive Officer)
/s/ Zhenqiang Huang	Chief Financial Officer and Director	February 17, 2026
Zhenqiang Huang	(Principal Financial and Accounting Officer)
/s/ John Shigley	Director	February 17, 2026
John Shigley
/s/ Stephen Markscheid	Director	February 17, 2026
Stephen Markscheid
/s/ Saul Factor	Director	February 17, 2026
Saul Factor